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                                              * Confidential Treatment Requested

                                                                   EXHIBIT 10.11

                                                                  EXECUTION COPY

                        RESEARCH COLLABORATION AGREEMENT

        This Research Collaboration Agreement (the "Agreement"), effective as of September 30, 1999 (the "Effective Date"), is made by and between Third Wave Technologies, Inc., a Wisconsin corporation, with a place of business at 502 S. Rosa Road, Madison, WI 53719 ("TWT"), and THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY ("STANFORD"), a body having corporate powers under the laws of the State of California of the United States of America, and sets forth the agreement of the parties as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

        1.1 "Agricultural Applications" shall have the meaning as set forth on
Exhibit 1.1 hereto.

        1.2 "Cleavase Enzyme" shall mean any of the various enzymes with the ability to cleave a nucleotide sequence at a structure-dependent site and produced by TWT and marketed under the brand name Cleavase(R).

        1.3 "Control" shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any third party.

        1.4 "Development Program" shall mean, collectively, the Phase I Development Program and the Phase 2 Development Program.

               1.4.1 "Phase 1 Development Program" shall mean the Phase 1 Development Program described in Section 3.1.

               1.4.2 "Phase 2 Development Program" shall have the meaning as set forth in Section 3.2.

        1.5 "Diagnostic Applications" shall mean, collectively, all test applications the purpose of which is to report patient results, including without limitation, detection, diagnosis, prognosis or predisposition of disease states and therapeutic monitoring applications, in each case whether or not such applications require regulatory approval in any particular jurisdiction.

        1.6 "Diagnostic Product" shall mean a product, composition or material the manufacture, sale or use of which would but for the licenses granted herein, infringe a patent claiming Licensed Technology in the country for which such product is sold, in each case sold for a Diagnostic Application.

        1.7 "Exploit" shall mean to fully use and exploit in any way, including without limitation to make, use, sell, offer for sale, import, develop, modify, prepare derivative works of, perform, display, disclose, transmit, reproduce and/or to have any of the foregoing performed by a third party. As used herein, the right to "Exploit" shall include the right to grant and authorize sublicenses.

        1.8 "Field" shall mean any and all genotyping and/or gene expression analysis applications.

        1.9 "Improvement Technologies" shall mean, collectively, all Program Technology comprising an improvement, modification or derivative of the TWT Technology, including without limitation, improvements and enhancements to: (i) methodologies and software for probe design, synthesis and purification, including Target and strand selection methodologies and software; (ii) assay ease of use methodologies, including sample preparation methods or procedures;
(iii) detection methods and protocols; (iv) data collection or analysis; (v) multiplexing methods; or (vi) automation or miniaturization methodologies, techniques and equipment.

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        1.10 "Invader Assay" shall mean a method and compositions for detecting and/or quantifying a specific nucleic acid target sequence within a nucleic acid mixture that is dependent upon the coordinate actions of two (2) target-specific probes and a structure-specific nuclease, and that uses TWT Technology.

        1.11 "Invader Squared Assay" shall mean an assay system which uses one Invader Assay reaction (the "Secondary Invader Reaction") to detect and amplify the signal generated by the cleavage product of another (either simultaneous or sequential) Invader Assay reaction (the "Primary Invader Reaction") for detection and/or quantification of the Target of interest. In the Invader Squared Assay format the Secondary Invader Reaction uses the cleavage product from the Primary Invader Reaction (i.e., the oligonucleotide sequence located at the 5'-end of the Signal Probe of the Primary Invader Reaction) as its Invader Probe.

        1.12 "Licensed Technology" shall have the meaning as set forth in
Section 5.4.3.

        1.13 "Net Sales" shall mean the total amount received on sales of Diagnostic Products by or under authority of TWT, for which royalties are due under Article 6 below, less the following reasonable and customary deductions:
(i) all trade, cash and quantity credits, discounts, refunds or rebates; (ii) amounts for claims, allowances or credits for returns, retroactive price reductions, or chargebacks; and (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax). In the event that TWT grants a sublicense hereunder, and receives payments based upon the sublicensee's sales of Diagnostic Products, TWT may substitute the definition of "Net Sales," used by the sublicensee to calculate payments to TWT in place of the foregoing definition of "Net Sales" for purposes of calculating royalties payable to STANFORD on such sublicensee's sales.

        1.14 "Primary Invader Reaction" shall have the meaning as set forth in
Section 1.11.

        1.15 "Probe Set" shall mean the Invader Probes and the Signal Probes to the particular Target in a particular Primary Invader Reaction (respectively, the "Primary Invader Probes" and "Primary Signal Probes").

               1.15.1 "Invader Probe" shall mean a probe(1) comprising a region complementary(2) to the 3'-portion of the sequence of the applicable Target, and a region that overlaps the duplex formed by the corresponding Signal Probe and Target by at least a single nucleotide base. The 3'-terminal base of the Invader Probe may be complementary or noncomplementary to the Target.

               1.15.2 "Signal Probe" shall mean a probe(1) which is overlapped by the Invader Probe and which comprises a region complementary(2) to the 5' portion of the sequence of the particular Target. The cleavage or non-cleavage of the Signal Probe may be detected by label detection, mass spectroscopy, electrophoritic separation or other detection methods.

        For purposes of this Section 1.15, "overlap" refers to the presence of one or more nucleotides or other structural moieties on the 3'-end of the Invader Probe that are in addition to the complementary region that forms a duplex with the 3' portion of the Target that is contiguous to the duplex formed by the Signal Probe and the 5' portion of the Target.

        1.16 "program Technology" shall mean any invention, discovery, technical or scientific information, biological material or other subject matter that is made or created, using or derived from Invader Assays (including TWT Invader Assays or Stanford Invader Assays) or TWT Technology, by STANFORD personnel, or by third parties acting under authority from STANFORD. As used herein, Program Technology includes all intellectual property rights in the foregoing, including any patent or patent application that claims subject matter within the Program Technology.

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   (1) The Invader Probe and/or Signal Probe are generally oligonucleotides, but may be comprised of structures which hybridize to the Target such as DNA, RNA, PNA, modified nucleotides, universal bases, adducts, etc. and combinations thereof.


   (2) The Invader Probe and/or Signal Probe allow for areas of noncomplementarity (i.e., one or more base pair mismatches) to the cognate sequence of the Target.

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        1.17 "Research Applications" shall mean all applications other than
Diagnostic Applications and Therapeutic Applications.

        1.18 "Secondary Invader Reaction" shall have the meaning as set forth in
Section 1.11 above.

        1.19 "Software" shall mean that certain software for use in probe design and quality control, data collection and analysis that TWT makes available to STANFORD from time to time for use in designing Probe Sets for Stanford Invader Assays or otherwise in connection with STANFORD's use of the TWT Technology, in accordance with Section 5.3 below.

        1.20 "Standard Invader Reagent Plate" shall mean, for the Invader Squared Assay format for fluorescence resonance energy transfer ("FRET") detection, a reagent package comprised of a microtiter reaction plate (96, 384 or 1536-well or other similar plate configuration(s) as the parties may agree from time to time) containing (i) HPLC (high-pressure liquid chromatography)-purified FRET-Signal Probe/Target complex for the Secondary Invader Reaction, (ii) buffer solution and (iii) DNA and/or RNA Cleavase Enzyme(3), as appropriate.

        1.21 "Stanford Human Genome Center" or "SHGC" shall mean the laboratories under the direction of David Cox, Ph.D.

        1.22 "Stanford Invader Assay" shall mean Invader Squared Assays, which implement Standard Invader Reagent Plates, developed by or on behalf of STANFORD or other Invader Assays developed by or on behalf of STANFORD pursuant to mutual written agreement of the parties from time to time.

        1.23 "Target" shall mean the particular nucleotide sequence to be detected and/or quantified by a particular Invader Assay.

        1.24 "Therapeutic Applications" shall mean applications comprised of prevention, treatment or prophylaxsis of human disease.

        1.25 "TWT Invader Assay" shall mean any (i) Invader Assay developed by TWT in the course of performing the Phase 1 Development Program and provided to STANFORD or (ii) any such other Invader Assay provided to STANFORD hereunder, in either case including without limitation TWT Invader Squared Assays and to the extent the same are Controlled by TWT.

         1.26 "TWT Invader Squared Assay" shall mean an Invader Squared Assay for which TWT supplies to STANFORD hereunder, the Probe Set for the Primary Invader Reaction as well as the Standard Invader Reagent Plate for the Secondary Invader Reaction.


        1.27 "TWT Technology" shall mean TWT Patents and TWT Know-How.

               1.27.1 "TWT Know-How" shall mean technical information consisting of: (i) probe design, synthesis and purification methods and techniques; (ii) Target selection methods; (iii) reagent stabilization and packaging; (iv) sample preparation methods and procedures; (v) assay optimization techniques; (vi) signal detection methods and protocols; (vii) data collection or analysis methods; (viii) multiplexing methods; and (ix) automation and miniaturization methodologies techniques and equipment, in each case to the extent the same is Controlled by TWT during the term of this Agreement, and to the extent the same is necessary for STANFORD to (i) develop, manufacture or use Stanford Invader Assays or (ii) use TWT Invader Assays.

               1.27.2 "TWT Patents" shall mean all patents and all reissues, renewals, re-examinations and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, which claim (i) the development, manufacture, (e.g., Probe Set synthesis) or use of Stanford Invader Assays or (ii) the use of TWT Invader

------------------

    (3) A DNA Cleavase Enzyme is included for genotyping applications and an RNA Cleavase Enzyme is included for gene expression analysis applications.

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Assays, in each case that are Controlled by TWT during the term of this
Agreement. Notwithstanding the foregoing, TWT Patents shall not include any patent or patent application to the extent that it claims a Target-specific implementation of a Stanford Invader Assay (e.g., claims to specific gene sequences) unless otherwise mutually agreed in writing by the parties hereto.


                                   ARTICLE 2.

                               RESEARCH COMMITTEE

        2.1 Research Committee. STANFORD and TWT shall establish a committee to oversee, review and coordinate the Development Program ("Research Committee"). Each party agrees to keep the Research Committee reasonably informed as to its conduct of the Development Program. Without limiting the foregoing, each party shall at least on an annual basis provide to the Research Committee a written report summarizing the developments and results of the Development Program since the previous such report.

        2.2 Membership. The Research Committee shall be comprised of two (2) representatives from each of STANFORD and TWT, selected by such party. Subject to the foregoing provisions of this Section 2.2, TWT and STANFORD may replace its respective Research Committee representatives at any time, with prior written notice to the other party.

        2.3 Research Committee Meetings. During the term of the Phase 1 Development Program, the Research Committee shall meet quarterly or as otherwise agreed by the parties, and thereafter as necessary to oversee, review and coordinate the Development Program, but no less than annually, at such locations as the parties agree. Decisions of the Research Committee shall be by unanimous vote of the members.


                                   ARTICLE 3.

                               DEVELOPMENT PROGRAM

        3.1 Phase 1 Development Program. The Phase 1 Development Program shall consist of the following activities: (a) TWT will perform the following tasks for up to thirty (30) TWT Invader Assays: (i) Probe Set design and optimization,
(ii) Probe Set synthesis, (iii) Signal Probe purification and (iv) Probe Set quality assurance and delivery; and (b) TWT will transfer to STANFORD the TWT Know-How (and make available the Software according to the terms of Section 5.3 below and signal probe purification technology) and such other information and assistance as is reasonably necessary for SHGC to perform tasks (i) - (iv) above for the Phase 2 Development Program. The 30 TWT Invader Assays to be so developed by TWT will be established by the Research Committee.

        3.2 Phase 2 Development Program. Upon completion of the technology transfer contemplated in the Phase 1 Development Program, SHGC will perform tasks (i) - (iv) described in Section 3.1 above for Stanford Invader Assays to be developed and used by SHGC. STANFORD's activities in performing such tasks, and in utilizing the TWT Invader Assays and developing, manufacturing and using the Stanford Invader Assays are referred to herein as the "Phase 2 Development Program."

        3.3 Development Program Expenses. Each party shall bear its own expenses incurred in performing its duties under the Development Program.

        3.4 Support. TWT shall, free of charge, provide to STANFORD reasonable support as designated by the Research Committee to facilitate the transfer of TWT Technology and of the TWT Invader Assays developed under Section 3.1 above and STANFORD's performance of the Phase 2 Development Program.

        3.5 Other. It is understood that after the Effective Date, both TWT and STANFORD will use reasonable efforts to seek funding from one or more third parties to provide financial support to the Development Program conducted by SHGC.

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                                   ARTICLE 4.

                           RECORD KEEPING: PUBLICATION


        4.1 Records. Each party shall maintain records of its activities under the Development Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Development Program. In addition, each party shall have reasonable access upon advance notice to such records of the other party.

        4.2 Review of Publications. TWT recognizes the value of disseminating results of the Development Program and STANFORD will be free to publish the results of the Development Program, subject to the obligations of this Section
4.2 below. STANFORD agrees to furnish TWT with a written copy of any proposed publication or disclosure (including without limitation, disclosures at research seminars, lectures and professional meetings and the submission of papers for publication) at least thirty (30) days prior to submission for publication or disclosure so that TWT may have a reasonable opportunity to propose protection of proprietary rights in information, inventions, or products developed under the Development Program. Further, if such material contains information of a confidential nature to TWT ("Confidential Information"), STANFORD agrees to remove such Confidential Information from the proposed publication or disclosure.

               4.2.1 Publication Rights. After the expiration of thirty (30) days from the date of receipt of such disclosure or manuscript, unless STANFORD has received the written notice specified below, STANFORD shall be free to submit such manuscript for publication or to orally disclose or publish the particular research results in any manner consistent with academic standards. STANFORD agrees to provide TWT with a copy of such publication or materials used in such disclosure.

               4.2.2 Delay of Publication. Prior to the expiration of the thirty
(30)-day period specified in Section 4.2 above, TWT may notify in writing STANFORD of its determination that such oral presentation or manuscript contains Confidential Information or material that consists of patentable subject matter for which patent protection should be sought. STANFORD agrees to withhold its proposed public disclosure and confer with TWT to determine the best course of action to take in order to modify the disclosure (including removing Confidential Information) or to obtain patent protection. After resolution of the confidentiality, regulatory or other issues, or the filing of a patent application or due consideration as to whether a patent application can reasonably be filed, but in no event more than sixty (60) days after notification of STANFORD as provided above, STANFORD shall be free to submit the manuscript and/or make its public oral disclosure in a manner consistent with academic standards.


                                   ARTICLE 5.

                                 GRANT OF RIGHTS


        5.1 Grant of Rights to STANFORD. TWT hereby grants to STANFORD a non-exclusive, non-transferable license under the TWT Technology, to develop, make and use Stanford Invader Assays and use TWT Invader Assays, in each case solely for the internal research applications within the Field at SHGC or such other entities within STANFORD as the parties may mutually agree in writing.

        5.2 Restrictions. STANFORD hereby agrees that it will not develop, make or use any Invader Assay, and will not use any Standard Invader Reagent Plate, Software or other materials supplied by TWT, for any Agricultural Application without the prior written consent of TWT or except as expressly permitted herein. Without limiting the foregoing and unless otherwise agreed in writing by TWT, STANFORD shall not use any Invader Assay in any application that would conflict with the rights granted to TWT herein or on behalf of any third party (e.g., on a service basis) or allow any third party access to any Invader Assay. For avoidance of doubt, it is understood and agreed that STANFORD's license to use Stanford Invader Assays is limited to use of Probe Sets made by or on behalf of STANFORD with Standard Invader Reagent Plates transferred by TWT. Manufacture and supply of TWT Invader Squared Assays and Standard Invader Reagent Plates to STANFORD shall be governed by that certain Material Transfer Agreement between the parties, on or about the Effective Date.

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        5.3 Software Access. STANFORD shall use that certain Software, known as
InvaderCreator(TM), together with quality control protocols designated by TWT for the design, development and quality control of Probe Sets hereunder. During the course of Phase 1 Development Program, TWT agrees to make such Software available to SHGC personnel for use in performing the Phase 2 Development Program in accordance with Sections 3.2 and 5.1 above; and from time to time such upgrades and enhancements thereto and such other software, in each case by means of providing controlled access to a site specified by TWT on the world wide web maintained by or at the direction of TWT. Such access will be provided to SHGC personnel in accordance with reasonable procedures established by TWT from time to time, which will include (without limitation) password-protected access by SHGC personnel. STANFORD shall use reasonable efforts to ensure that only those employees and contractors of STANFORD who need to have access to the Software for purposes of this Agreement have access to the passwords therefor.

        5.4 Grant of Rights to TWT. STANFORD hereby grants to TWT the following worldwide, irrevocable rights and licenses under the Program Technology:

               5.4.1 with respect to any Improvement Technology, a fully paid-up, non-exclusive license to Exploit the same for any purpose;

               5.4.2 with respect to any Program Technology that comprises a Probe Set or a Stanford Invader Assay ("Assay Components"), a fully paid-up, non-exclusive license to Exploit the same for any purpose; and

               5.4.3 with respect to all Program Technology (excluding Improvement Technology and Assay Components, the "Licensed Technology"), an exclusive license to Exploit the same for Research Applications and/or Diagnostic Applications, for which TWT shall pay a royalty in accordance with
Article 6 below.

        5.5 Therapeutic Applications. In the event that either party determines that any particular Licensed Technology has been developed which has Therapeutic Application, it shall notify the other party hereto and the parties shall promptly meet to discuss the exploitation of such Licensed Technology for Therapeutic Applications and the same shall be commercially exploited as mutually agreed by the parties; provided that in the event that the parties are unable to agree with respect to such exploitation within thirty (30) days, either party may request arbitration in accordance with Section 5.5.2 below.

               5.5.1 Revenue Sharing. In any event of commercial exploitation of Licensed Technology for any Therapeutic Application, TWT and STANFORD shall [****] the net proceeds of such exploitation. For avoidance of doubt, the foregoing obligation shall not include an obligation to share proceeds arising from the exploitation of Licensed Technology for other than Therapeutic Applications.

               5.5.2 Arbitration. If the parties do not agree upon the exploitation of Licensed Technology for Therapeutic Applications in accordance with this Section 5.5 above, then such matters in issue shall be determined by binding arbitration conducted pursuant to this Section 5.5.2 by one (1) arbitrator. In such arbitration, the arbitrator shall be an independent expert in worldwide business development in the biotechnology industry mutually acceptable to the parties. If the parties are unable to agree on an arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the chief executive of the San Francisco office of the American Arbitration Association. With respect to such arbitration, each party to the arbitration shall prepare a written report setting forth its position with respect to the substance of the exploitation of the particular Licensed Technology for Therapeutic Applications. The arbitrator shall select one of the requested positions as his decision, and shall not have authority to render any substantive decision other than to so select the position of either STANFORD or TWT. The costs of such arbitration shall be shared equally by the parties, and each party shall bear its own expenses in connection with such arbitration. Any such arbitration shall be completed within thirty (30) days following a request by any party for such arbitration.

        5.6 Reservation of Rights is by STANFORD. Notwithstanding Section 5.4.2 and 5.4.3 above, STANFORD hereby retains a non-exclusive right to use Stanford Invader Assays for its own purposes as the parties may mutually agree in writing for Diagnostic Applications; provided, however, that STANFORD shall obtain from TWT or its designee all (i) analyte-specific reagents (ASR) (as such term is defined in 21 CFR 864.4020) and Cleavase Enzymes and/or (ii) in vitro diagnostic products (as such term is defined in 21 CFR 809.3) for performing such Stanford Invader Assays. TWT (itself or through its designee) agrees to provide such reagents to STANFORD as the same become available at a discount off of TWT's then-standard list price therefor, subject to availability and on TWT's then-standard terms and conditions therefor.

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        5.7 Technology Transfer. STANFORD shall disclose to TWT all Program
Technology through SHGC's use of the Software and by other means sufficient to allow TWT to exercise fully its rights under this Agreement. Without limiting the foregoing, the parties agree that TWT shall have the right to access and Exploit any such Program Technology received by TWT through SHGC's use of the Software.

                                   ARTICLE 6.

                                    ROYALTIES

        6.1 Royalty. TWT shall pay STANFORD a running royalty of [****] of Net Sales of Diagnostic Products sold by or under authority of TWT.

        6.2 Single Royalty/Non-Royalty Sales. In no event shall more than one royalty be due hereunder with respect to any Diagnostic Product unit; nor shall a royalty be payable under this Article 6 with respect to transfers of Diagnostic Products for use in clinical trials or as samples.

        6.3 Combination Products. In the event that a Diagnostic Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Article 6 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where A is the average gross selling price during the previous calendar quarter of the Diagnostic Product sold separately and B is the gross selling price during the previous calendar quarter of the combined product(s), component(s) and/or service(s). In the event that a substantial number of such separate sales were not made during the previous calendar quarter then the Net Sales shall be as reasonably allocated by TWT between such Diagnostic Product and such other product(s), component(s) or service(s) based upon their relative importance and proprietary protection.

        6.4 Records. TWT shall keep (or cause to be kept) complete and accurate records of Net Sales in sufficient detail to enable the amounts payable under this Article 6 to be determined. Upon STANFORD's written request, but not more frequently than once per calendar year, TWT shall permit representatives or agents of STANFORD, at STANFORD's expense, to examine such records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement with respect to Net Sales received not more than three (3) years prior to the date of STANFORD's request. To the extent that TWT does not have the right to grant STANFORD the right to audit its sublicensees' books and records hereunder, TWT shall obtain for itself such right and, at the request of STANFORD, TWT shall exercise such audit right with respect to Sublicensees and provide the results of such audit for inspection by STANFORD pursuant to this Section 6.4. In the event that the amounts due to STANFORD are determined to have been underpaid, TWT shall pay to STANFORD any amount due and unpaid, together with interest on such amount at the rate per annum as quoted in the "Prime Rate" section of the "Money Rates" column of the Wall Street Journal (U.S., Western Edition) on the date such amount was due, or at the maximum rate permitted by law, whichever is lower.

        6.5 Reports/Payment. Beginning with the first accrual of Net Sales on which a royalty is due hereunder, TWT shall provide to STANFORD a quarterly royalty report as follows: Within ninety (90) days after the end of each calendar quarter, TWT shall deliver to STANFORD a true and accurate report, giving such particulars of the business conducted by or under authority of TWT, if any, during such calendar quarter as are pertinent to account for royalties due under this Article 6. Such report shall include at least (i) the total of Net Sales during such quarter; (ii) the calculation of royalties; and (iii) the total royalties so calculated and due STANFORD. Simultaneously with the delivery of each such report, TWT shall pay to STANFORD the total royalties, if any, due to STANFORD for the period of such report. If no royalties are due, TWT shall so report. STANFORD shall not provide to third parties any information contained in reports provided to STANFORD under this Section 6.5, or learned by STANFORD under Section 6.4 above.

        6.6 Payments. All amounts payable hereunder by TWT shall be payable in United States Dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by TWT in calculating TWT's own revenues for financial reporting purposes.

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                                   ARTICLE 7.

                              INTELLECTUAL PROPERTY

        7.1 Ownership of Inventions. Title to all inventions and other intellectual property made solely by STANFORD personnel in connection with the Development Program shall be owned by STANFORD. Title to all inventions and other intellectual property made solely by TWT personnel in connection with the Development Program shall be owned by TWT. Title to all inventions and other intellectual property made jointly by personnel of TWT and STANFORD in connection with the Development Program shall be jointly owned by STANFORD and TWT. Except as expressly provided in this Agreement (including the rights granted under Section 5.4 above), it is understood that neither party shall have any obligation to account to the other for profits, or to obtain any approval of the other party to license or exploit a joint invention, by reason of joint ownership of any invention or other intellectual property and each party hereby waives any right it may have under the laws of any country to require such accounting or approval.

        7.2 Patent Prosecution.

               7.2.1 TWT Technology. TWT shall have the right, at its expense, to control the preparing, filing, prosecuting and maintaining of solely owned patent applications and patents within the TWT Technology worldwide, in such countries as it deems appropriate, and the conducting of any interferences, re-examinations, reissues, oppositions or requests for patent term extensions relating to the TWT Technology using counsel of its choice.

               7.2.2 Program Technology. TWT, at its expense, shall have the first right to pursue patent or other intellectual property protection for Program Technology as the parties may mutually agree, and STANFORD agrees to take all reasonable actions to cooperate with TWT in this regard. Intellectual property rights claiming Program Technology owned solely by STANFORD shall be prosecuted and maintained solely in STANFORD's name; and intellectual property rights claiming Program Technology jointly owned by STANFORD and TWT shall be prosecuted and maintained jointly in STANFORD's and TWT's names. In all such events TWT shall keep STANFORD reasonably informed with respect to its prosecution and maintenance of intellectual property protection for the Program Technology and shall seek the advice of STANFORD with respect to such prosecution and maintenance and shall give reasonable consideration to any suggestions or recommendations of STANFORD concerning the preparation, filing, prosecution and maintenance thereof. Without limiting the foregoing, in the event that TWT fails or declines to take such actions with respect to any such intellectual property rights, then STANFORD shall have the right to file, prosecute and maintain such intellectual property rights at its sole expense and the subject matter thereof shall no longer be within the definition of Program Technology hereunder. In such event TWT shall notify STANFORD at least sixty
(60) days prior to the date the next action or filing is due to be taken with respect to a jointly owned invention, patent application or patent, as to whether TWT intends to take any of the foregoing actions with respect to such invention, patent application or patent. Each party shall cooperate with the other and assist the other in connection with their activities pursuant to this
Section 7.2.2, at the other party's request, and shall use good faith efforts to consult with each other regarding the prosecution and maintenance of such intellectual property rights as is reasonably appropriate.

        7.3 Enforcement.

               7.3.1 By TWT. Subject to the provisions of this Section 7.3, in the event that TWT reasonably believes that any Program Technology is infringed or misappropriated by a third party or is subject to a declaratory judgment action arising from such infringement in such country within a field of use licensed exclusively to TWT under Article 5 above, TWT shall have the initial right (but not the obligation) to enforce (directly or through designees) any intellectual property rights in and to the Program Technology with respect to such infringement, or defend any declaratory judgment action with respect thereto (for purposes of this Section 7.3, an "Enforcement Action").

               7.3.2 By STANFORD. In the event that TWT fails to initiate an Enforcement Action to enforce such intellectual property rights in the Program Technology within a reasonable period after a request by STANFORD to initiate such Enforcement Action, STANFORD may initiate an Enforcement Action against such infringement. The party initiating or defending any such Enforcement Action shall keep the other party hereto reasonably informed of the progress of any such Enforcement Action, and such other party shall have the right to participate with counsel of its own choice.

               7.3.3 Recoveries. The party that controls any Enforcement Action shall have the right to retain any recoveries received as a result of such action. Notwithstanding the foregoing, to the extent an Enforcement Action is directed to an activity (i) for which the parties would be obligated to share proceeds under Section 5.5.2, any Net Recovery shall be shared equally between the parties to the extent it relates to Therapeutic Applications or (ii) is directed to a sale of a product which would be a Diagnostic Product if sold by or under authority of TWT, any Net Recovery shall be treated as Net Sales hereunder. For purposes of this Section 7.3.3, "Net Recovery" shall mean the amount of the recovery received by the party initiating the Enforcement Action less costs and expenses (including attorneys' and other professional fees) incurred in connection with such Enforcement Action.

        7.4 Cooperation. With respect to the conduct of the activities provided for in Sections 7.2 and 7.3 above, the party not controlling such activities agrees to cooperate with the controlling party, as reasonably necessary for the controlling party to conduct such activities. Without limiting the foregoing, upon the reasonable request of and, at the expense of the party controlling such activities, the other party shall join an action as a party-plaintiff, execute such documents, and use reasonable efforts to make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in such other party's possession.

                                   ARTICLE 8.

                         REPRESENTATIONS AND WARRANTIES

        8.1 TWT Warranties. TWT warrants and represents to STANFORD that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein;
(iii) as of the date of the Agreement, TWT has not received from a third party notice that the manufacture, sale or use of TWT Invader Squared Assays or Standard Invader Reagent Plates would infringe any intellectual property rights of such third party and to its knowledge and belief, no action, suit or claim has been initiated or threatened against TWT with respect to the TWT Technology or its right to enter into and perform its obligations under this Agreement; and
(iv) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the TWT Technology, or any portion thereof, to manufacture, sell or use a TWT Invader Squared Assay or Standard Invader Reagent Plate that is in conflict with the rights or licenses granted under this Agreement.

        8.2 Disclaimer of Warranties.


               8.2.1 BY TWT. EXCEPT AS PROVIDED IN SECTION 8.1 ABOVE, TWT EXPRESSLY DISCLAIMS ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE DEVELOPMENT PROGRAM AND THE TWT TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF TWT TECHNOLOGY, PATENTED OR UNPATENTED, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.


               82.2 By Stanford. STANFORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE RESULTS OF THE DEVELOPMENT PROGRAM OR ANY INVENTION, PROCESS OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE DEVELOPMENT PROGRAM OR ANY SUCH INVENTION OR PRODUCT. STANFORD SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY TWT OR ANY OTHERS INCLUDING, BUT NOT LIMITED TO, DAMAGES ARISING FROM LOSS OF DATA OR DELAY OR TERMINATION OF THE DEVELOPMENT PROGRAM, OR FROM THE USE OF THE RESULTS OF THE DEVELOPMENT PROGRAM, OR ANY SUCH INVENTION OR PRODUCT.

        THE PROVISIONS OF THIS SECTION 8.2 SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

                                   ARTICLE 9.

                                 INDEMNIFICATION

        9.1 Indemnification of STANFORD. TWT shall indemnify each of STANFORD and its trustees, directors, officers, and employees of STANFORD and the successors and assigns of any of the foregoing (each a "STANFORD Indemnitee"), and hold each STANFORD Indemnitee harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) arising out of any claim, complaint, suit, proceeding or cause of action brought against a STANFORD Indemnitee by a third party (any of the foregoing, a "Claim") alleging damage arising from or occurring as a result of the Exploitation of any Program Technology by TWT or by a third party under authority from TWT.

        9.2 Procedure. In the event that STANFORD intends to claim indemnification under this Article 9 for itself or a STANFORD Indemnitee (the "Indemnitee") STANFORD shall promptly notify TWT in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and TWT shall have sole control of the defense and/or settlement thereof, provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification under this Article 9 shall not apply to amounts paid with respect to settlement of any Claim if such settlement is effected without the consent of TWT. The Indemnitee and STANFORD and its employees, at TWT's request and expense, shall provide full information and reasonable assistance to TWT and its legal representatives with respect to such Claims. It is understood that only STANFORD may claim indemnity under this Article 8 (on its own behalf or on behalf of a STANFORD Indemnitee), and other STANFORD Indemnitees may not directly claim indemnity hereunder.


                                   ARTICLE 10.

                              TERM AND TERMINATION

        10.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this
Article 10, shall continue in full force and effect for a period of five (5) years. This Agreement may be extended for additional periods by mutual written consent of STANFORD and TWT; provided, however, that neither STANFORD nor TWT shall be obligated to approve any such extension and shall have no liability whatsoever by reason of any failure to agree on any such extension.

        10.2 Termination for Cause. Either party to this Agreement may terminate this Agreement in the event the other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the nonbreaching party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period.

        10.3 Termination Upon Notice. STANFORD shall have the right to terminate this Agreement upon sixty (60) days' prior written notice to TWT at anytime.

        10.4 Effects of Expiration or Termination. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

        10.5 Survival. Articles 1, 6, 9, 10 and 11, and Sections 5.4, 5.5, 5.6, 7.1, 7.2.2, 7.3 and 8.2 shall survive expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 10, all rights and obligations of the parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

                                   ARTICLE 11.

                                  MISCELLANEOUS

        11.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the State of California, without reference to conflicts of laws principles

        11.2 Force Majeure. Nonperformance of any party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party.

        11.3 No Implied Obligations. Nothing in this Agreement shall be deemed to create any implied obligations of either party.

        11.4 No Implied Waivers; Rights Cumulative. No failure on the part of TWT or STANFORD to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

        11.5 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER BASED IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE) OR OTHERWISE, AND EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY PROVIDED HEREIN.

        11.6 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute TWT or STANFORD as partners in the legal sense. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

        11.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or sent via facsimile in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:



               STANFORD:                  Industrial Contracts Office
                                          Leland Stanford Junior University
                                          900 Welch Road Suite 350
                                          94305-1850
                                          Stanford, California
                                          Attn: Glennia Campbell
                                          Fax: 650-725-7295

               TWT:                       Third Wave Technologies, Inc.
                                          502 S. Rosa Road
                                          Madison, WI 53719-1256
                                          Attn: President
                                          Fax: (608) 273-6989
                with a copy to:                Wilson Sonsini Goodrich & Rosati
                                               Professional Corporation
                                               650 Page Mill Road
                                               Palo Alto, California 94304-1050
                                               Attn: Kenneth A. Clark, Esq.
                                               Fax: (650) 493-6811

        11.8 Assignment. This Agreement shall not be assignable by either party to any third party hereto without the written consent of the other party hereto, except TWT may assign this Agreement without STANFORD's consent to an entity that acquires all or substantially all of the business or assets of TWT (or that portion thereof to which this Agreement relates), in each case whether by merger, acquisition, or otherwise, provided that such assignee agrees in writing to be bound by the terms and conditions of this Agreement.

        11.9 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both parties.

        11.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

        11.11 Public. Each of the parties hereto agrees not to disclose to any third party the financial terms of this Agreement without the prior written consent of the other party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, within five (5) days after the Effective Date, the parties shall agree upon and issue a press release announcing the execution of this Agreement and describing the collaboration, together with a corresponding Question & Answer outline for use in responding to inquiries about the Agreement and collaboration of the parties; thereafter, each party may disclose to third parties the information disclosed in such press release and Question & Answer outline without the need for further approval by the other party.

        11.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

        11.13 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

        11.14 Entire Agreement. This Agreement together with the Exhibits hereto constitute the entire agreement, both written or oral with respect to the subject matter hereof, and supersede all prior or contemporaneous understandings or agreements, whether written or oral, between TWT and STANFORD with respect to such subject matter.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in duplicate originals as of the date first above written.

THIRD WAVE TECHNOLOGIES, INC.                LELAND STANFORD JUNIOR UNIVERSITY

By:    /s/ IAN B. EDVALSON                   By:    /s/ GLENNIA R. CAMPBELL
   --------------------------------             -------------------------------
Name:  Ian B. Edvalson                       Name:  Glennia R. Campbell
     ------------------------------               -----------------------------

Title: Vice President                        Title: Industrial Contracts Officer
      ----------------------------                 -----------------------------

                                   EXHIBIT 1.1

                     DEFINITION OF AGRICULTURAL APPLICATIONS

        "Agricultural Applications" shall mean applications relating to (i) cultivating, characterizing or modifying soil; (ii) producing, growing, improving, protecting, treating or modifying crops or forest products; (iii) raising, harvesting, improving, protecting, treating or modifying livestock, poultry, fish or shellfish; and (iv) the preparation, marketing or treatment of products resulting from the activities described in (i)-(iii) above. Agricultural Applications shall include applications involving the improvement or modification of soil, crops, livestock, poultry, fish or shellfish and their resulting products as they relate to human health, as well as foods from plants and animals designed or modified to enhance their health attributes, in each case for nutraceutical applications but not therapeutic applications in humans. Agricultural Applications shall also include agricultural applications relating to bacteria, fungi, and viruses, as well as pest organisms with respect to, and only to the extent of, such bacteria, fungi, viruses or pest organisms' interaction with soil, plants, livestock, poultry, fish or shellfish. For avoidance of doubt it is acknowledged and understood that Agricultural Applications includes genes and gene-based or genetic technologies useful for achieving the above described activities, in particular:



         -  Gene-based assays for pesticide discovery;

         -  Gene-based diagnostics of agricultural pests;

         - Gene-based analysis of metabolism of pesticides in plants and pest organisms;

         - Gene-based analysis of metabolism and physiological state of plants; livestock, poultry, fish, shellfish, or their pests;

         - Genetic modification of pest organism for functional analysis of pest-related properties;

         - Genetic modification of pest, bacteria, fungi, or viruses for functional analysis and optimization as protectants or growth stimulators of plants, livestock, poultry, fish or shellfish;

         - Functional genetic analysis of the genomes of plants, livestock, poultry, fish, or shellfish or their pest for applications in agriculture;

         - Genetic modification of plants, livestock, poultry, fish, or shellfish or their pests with the goal of enhancing properties relevant to production and end-use (i.e.; input and output traits);

         - Gene-based diagnostics for determining seed and crop composition and quality; and

         - Gene-based markers for facilitation of the breeding of plants, livestock, poultry, fish, or shellfish or their pests for applications in agriculture.



        Agricultural Applications shall further include food safety applications relating to crops or livestock up to the stage at which the crops are processed into materials or food ingredients for human consumption or the livestock are slaughtered (i.e., unprocessed food safety applications). Without limiting the foregoing, the Agricultural Applications shall not include any application relating to crops or livestock after the stage at which the corps are processed into materials or food ingredients for human consumption or the livestock are slaughtered (i.e., processed food applications).

        Agricultural Applications shall exclude all applications not expressly described above. For avoidance of doubt, the Agricultural Applications shall in no case include human applications (e.g., research, diagnostic or therapeutic) nor any application for the discovery, production, or development of products for therapeutic applications in humans, including without limitation, the discovery, development, use and raising of animal models of human disease.